UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 19, 2022

Cosmos Holdings Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54436	27-0611758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 West Jackson Blvd, Suite 4236, Chicago, Illinois	60604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 865-0026

N/A

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Stock, par value $.001	COSM	The Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On July 19, 2022, Cosmos Holding, Inc. (the “Company”) entered into a binding letter of intent (the “LOI”) to acquire Pharmaceutical Laboratories Cana, S.A. (“Cana”), a company organized under the laws of Greece through our purchase of one hundred (100%) percent of the shares of Cana Laboratories Holding (Cyprus) Limited (the “SPV”).

Founded in 1928, Cana has manufactured and distributed a broad range of proprietary pharmaceutical and health related products.  Furthermore, it has operated as a trusted partner of multinational pharmaceutical companies, such as AstraZeneca, Janssen, Merck and Viatris, as well as some of the largest Fast Moving Consumer Goods (FMCG) companies, such as Nestle, Unilever and P&G.  In the last decade, Cana Laboratories’ activities also ventured into medical devices, representing major medical technology companies, such as Medtronic, Stryker and others in the Greek market.

Cana’s 54,000 square foot owned production site, located in Athens, Greece, is European Good Manufacturing Practices (GMP) certified by EMA to manufacture pharmaceuticals, food supplements, cosmetics, biocides and medical devices.  It has a variety of production lines that can service solid, orals, semi solids and liquids.  Cana is ISO 9001:2015 certified.  Cana’s diversified customer base includes public and private hospitals, pharmacies, supermarkets, wholesalers, etc.  Furthermore, its proprietary product portfolio includes pharmaceuticals, dermocosmetics, antiseptics, and food supplements, as well as its infant care organic product line, Biobebe.  Total consideration for the proposed acquisition consists of €1,700,000 in cash and 433,334 shares of Cosmos common stock, at an issuance price of $3.00 per share ($1,300,000 in total), both paid to the shareholders of the SPV.

The SPV will first acquire one hundred (100%) percent of the outstanding capital stock of Cana, in accordance with Cana’s objections under a Restructuring Plan submitted to the Greek Courts of Law on December 20, 2021 (the “Pre Pack Agreement”).  Cosmos will issue a Secured Note to the SPV (subject to the SPV having acquired Cana to be paid within thirty (30) days of the date of ratification by the Greek Courts of the Pre Pack Agreement), amounting to €4,000,000.  The Secured Note will have a five-year Maturity Date and shall accrue fixed interest at five (5%) percent per annum.  The Secured Note will be secured by (1) a pledge over all of the SPV’s shares currently held by the SPV owners and (2) a Security Agreement over the SPV’s assets (including 100% of the shares of Cana and Cana’s assets).  The proceeds of the Secured Note are to be used to pay approximately €3,300,000 of debt and the remaining €700,000 for working capital.

From the signing of the Secured Note and the disbursement of any funds until Closing, the SPV Sellers will be prohibited from entering into any other transaction, such as the issuance of new capital shares and the signing of any equity mechanism, such as a convertible note or bond.

Pursuant to a Securities Purchase Agreement (the “SPA”) with the SPV owners, Cosmos shall pay them an aggregate of €1,700,000, of which €1,200,000 shall be held in a U.S.-based escrow account upon the signing of the SPA to be held until closing, and €500,000 will be paid in cash within one hundred twenty (120) days of the signing of the SPA.  Under the SPA, the Company will issue $1,300,000 in Cosmos Common Stock, consisting of 433,334 restricted shares, at an issuance price of $3.00 per share.  In the event that upon closing of the SPA, the market price would be higher than $3.00 per share, then the number of shares and the issuance price will be adjusted at the market price to equal $1,300,000.

Certain current managers of Cana will remain managing directors of Cana.  The parties will negotiate in good faith customary service agreements for the managing directors, whereby the parties agree that the economic terms of such new agreements shall be equal or more favorable for the managing directors compared to their current service agreements.

The parties agreed to an Exclusivity Period from the signing of the LOI until thirty (30) days past the date of Court Approval of the Pre Pack Agreement.

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Cosmos’ obligations to close the proposed Transaction upon the execution of the definitive SPA, Secured Note, the Pledge and Security Agreement, the Escrow Agreement and other Transaction Documents will be subject to:  (1) the SPV having acquired Cana; (2) ratification by the Greek Courts of the Pre Pack Agreement; and (3) customary closing conditions, including, but not limited to: (a) Cosmos’ satisfactory completion of due diligence, (b) the approval of the Transaction by the Board of Directors and/or the stockholders of Cosmos and Cana, if required, and (c) confirmation from Cosmos’ auditors that the financial statements of Cana and the SPV can be audited in accordance with PCAOB and SEC rules and regulations.

Item 9.01 Financial Statement Exhibits

Exhibit Index

Exhibit No.	Description

10.1	Binding Letter of Intent dated July 19, 2022 by and among Cosmos Holdings, Inc., Pharmaceutical Laboratories Cana, S.A., and Cana Laboratories Holding (Cyprus) Limited.

99.1

Press Release dated July 20, 2022, titled “Cosmos Holdings Announces Agreement to Acquire Cana Laboratories, a Legacy European Pharmaceutical Company Established in 1928; Vertically Integrating its Manufacturing and R&D Capabilities and Expanding its Product Pipeline with New Brands.”

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSMOS HOLDINGS INC.

Date: July 25, 2022	By:	/s/ Grigorios Siokas
Grigorios Siokas
Chief Executive Officer

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